EXHIBIT 4.3
AMENDMENT NO. 1 TO
SHAREHOLDERS AGREEMENT
This AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT, is made as of July 16, 2010 (this "Amendment"), by and among Fortress Investment Group LLC, a Delaware limited liability company ("Fortress"), and Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz (the "Initial Shareholders"). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Shareholders Agreement, dated as of February 13, 2007 (the "Agreement"), by and among Fortress and the Initial Shareholders.
WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendment to the Definition of "Permitted Transferee." The definition of "Permitted Transferee" contained in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:
"PERMITTED TRANSFEREE" shall mean with respect to each Principal and his Permitted Transferees (a) such Principal's spouse, (b) a lineal descendant of the maternal or paternal grandparents of such Principal, the spouse of any such descendant or a lineal descendant of any such spouse, (c) a lineal descendant of the maternal or paternal grandparents of such Principal's spouse, the spouse of any such descendant or a lineal descendant of any such spouse, (d) a Charitable Institution (as defined below), (e) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Principal and persons described in clauses (a) through (d) of this definition, (f) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such Principal and Persons described in clauses (a) through (e) of this definition; provided, however, that any subsequent transfer of any portion of the Beneficial Ownership of the entity such that it is Beneficially Owned in any part by a Person other than an Principal and/or a Person described in clauses (a) through (e) of this definition, will not be deemed to be to a transfer to a Permitted Transferee, (g) an individual mandated under a qualified domestic relations order, (h) a legal or personal representative of such Principal in the event of his death or Disability (as defined below), (i) any other Principal with respect to transactions contemplated by the Principals Agreement, (j) any other Principal who is then employed by Fortress or any of its Affiliates or any Permitted Transferee of such Principal in respect to any transaction not contemplated by the Principals Agreement and (k) in the case of Mr. Novogratz, MN1 LLC, a Delaware limited liability company. For purpose of this definition: (i) "lineal descendants" shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person's descendants; (ii)

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"Charitable Institution" shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; (iii) "presumptive remaindermen" shall refer to those Persons entitled to a share of a trust's assets if it were then to terminate; and (iv) "Disability" shall refer to any physical or mental incapacity which prevents a Principal from carrying out all or substantially all of his duties under his employment agreement with Fortress in such capacity for any period of one hundred twenty (120) consecutive days or any aggregate period of six (6) months in any 12-month period, as determined by a majority of the members of the Board, including a majority of the Principals who are then members of the Board (but for the sake of clarity not including the Principal in respect of which the determination is being made).
2.    Permitted Transferees. To the extent any Initial Shareholder has transferred Equity Interests to one or more Permitted Transferees, such Initial Shareholder hereby agrees to the foregoing amendment on behalf of such Permitted Transferee, in his capacity as trustee, managing member or other authorized representative of such Permitted Transferee.
3.    No Other Amendments; Ratification. Except as otherwise expressly modified hereby, the Agreement shall remain in full force and effect, and all of the terms and provisions of the Agreement, as herein modified, are hereby ratified and reaffirmed.
4.    Effect of Headings. The Section headings of this Amendment have been inserted for convenience of reference only and shall not be deemed a part of this Amendment.
5.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).
6.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered, all as of the date first set forth above.
FORTRESS INVESTMENT GROUP LLC
By:    /s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Principal
/s/ Peter L. Briger, Jr.
Peter L. Briger, Jr.
/s/ Wesley R. Edens
Wesley R. Edens
/s/ Robert I. Kauffman
Robert I. Kauffman
/s/ Randal A. Nardone
Randal A. Nardone
/s/ Michael E. Novogratz
Michael E. Novogratz

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